Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2008, with respect to the 2007 consolidated financial statements included in the Annual Report of 1st Constitution Bancorp on Form 10-K for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said report in the Registration Statements of 1st Constitution Bancorp on Form S-3 (File No. 333-157012, effective January 29, 2009) and Forms S-8 (File No. 333-143188, effective May 23, 2007; File No. 333-132474, effective March 16, 2006 and File No. 333-98177, effective August 15, 2002).

/s/ GRANT THORNTON LLP

GRANT THORNTON LLP
Philadelphia, Pennsylvania

March 27, 2009